Securities and Exchange Commission
Washington, D.C. 20549

Current Report on Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
October 12, 2004

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

Delaware                                                                         13-3275609
(State or other jurisdiction of                                          (I.R.S. Employer
incorporation or organization)                                         Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

        On October 12, 2004, our Paris-based subsidiary, Inter Parfums, S.A., entered into a 12.5-year, exclusive world-wide fragrance license with Burberry Limited, effective as of July 1, 2004, which replaces the existing license. This license includes an additional 5-year optional term that requires the consent of both Burberry and Inter Parfums, S.A., and must be exercised, if at all, prior to December 31, 2014. In addition, Burberry has the right on December 31, 2009 and December 31, 2011 to buy back the license at its then fair market value.

        This license is subject to Inter Parfums, S.A. making certain royalty payments, minimum royalty payments, minimum advertising and promotional expenditures and minimum sales requirements.  The new royalty rates, which will approximately double the rates under the prior license, commence as of July 1, 2004. The new advertising and promotional expenditures, which commence on January 1, 2005, as well as the minimum sales requirements, are substantially higher than under the prior license. In anticipation of these changes and to mitigate the associated expenses, Inter Parfums is fine-tuning its model by establishing a dedicated Burberry Fragrances operating unit.  This new model is expected to increase selling prices, modify cost-sharing with suppliers and distributors, and involves the future formation of joint ventures or Company-owned subsidiaries within key markets. Further, Inter Parfums, S.A. has paid 3 million euros to Burberry as an inducement to enter into this license.

        Inter Parfums, Inc. has guaranteed the obligations and performance of Inter Parfums, S.A. under the license, and in addition to the termination provisions typically found in licenses, this license provides for a termination on a change in control of either Inter Parfums, S.A., the licensee, or Inter Parfums, Inc., the guarantor.

        Statements in this report which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts, the future formation of joint ventures or Company-owned subsidiaries within key markets, product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

 Item 1.02. Termination a Material Definitive Agreement

        As the result of the entry into the new Burberry license as described above in Item 1.01, the existing Burberry license was terminated, effective as of July 1, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: October 12, 2004

Inter Parfums, Inc. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President